Exhibit 5.1

Michael R. Espey
Attorney at Law
318 18th Avenue East
Seattle, Washington 98112

October 24, 2007

Energenx, Inc.
6200 E. Commerce Loop
Post Falls, Idaho 83854

Re: Energenx, Inc. 1999 Stock Option Plan

Ladies and Gentlemen:

I have acted as counsel to Energenx, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 1,800,000 shares of the Company's common stock (the "Shares").

In connection with that registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is my opinion that the Shares, when issued will be legally issued, fully paid, and nonassessable. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to my firm under the heading "Interests of Named Experts and Counsel" in the registration statement.

              /s/ MICHAEL R. ESPEY, ATTORNEY AT LAW